Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call - Q3 2018
Comments of Antonio Carrillo
Senior Vice President and Group President
Construction, Energy, Marine and Components Group

October 25, 2018
Thank you James and good morning everyone.
We are quickly approaching November 1st and it has taken an immense team effort to accomplish the successful separation of Trinity into two standalone public companies. I want to echo Tim’s words of appreciation and admiration for our incredible team that has made this possible. I am confident that both companies are on a path for success.
Before turning it over to Scott for commentary on the third quarter financial results, let me provide a few high level comments about the quarter.
During the quarter, we completed a comprehensive strategic review of the potential of each one of our businesses. This review covered both growth opportunities and areas for margin improvement. I am very excited about the quality and quantity of ideas for both organic and inorganic growth that we discussed. As previously disclosed, based on the results of the strategic review, we made the decision to exit certain of our smaller businesses in the Energy Equipment segment. We concluded, after careful analysis, that the market opportunities would not justify the investment and effort needed to provide a competitive scale for these businesses to ultimately achieve a market leadership position. The exit from these businesses is important for a couple of reasons - first, it is in alignment with our focus on improving margins in Energy Equipment as these businesses were operating at a loss. Second, it demonstrates the disciplined process we undertook in our strategic review. As we move forward, this process for evaluating growth opportunities and operational performance will be one of the foundations of our capital allocation process.
Looking at the quarter, I am encouraged by a number of items. Despite a record setting rain month in September in Texas that impacted volumes in our natural aggregates business, our construction products businesses had a very good quarter on continuing strong fundamentals. We continue to work diligently on evaluating our pipeline of organic and inorganic growth opportunities as a stage one priority for our construction businesses. Market recovery continues to gain traction in our inland barge business, despite ongoing weakness on the dry cargo side. As Scott will discuss, based on solid order and inquiry levels for liquid barges, we have decided to re-open one of our idle barge facilities. Our barge team is very skilled at cycling up and down as business conditions change, and I expect that this re-opening will progress smoothly. I continue to believe we have solid demand drivers for our Energy Equipment segment where our immediate focus is on margin improvement. Scott will address some of the unique items impacting the segment’s performance during the quarter.

As we near the final steps for the distribution of Arcosa to Trinity shareholders, we are just beginning the important work we have in front of us as a separate public company. I want to thank Tim, the Trinity Board, and our tremendous group of dedicated employees who have made this milestone a possibility for Trinity and Arcosa stakeholders.
I will now turn the call over to Scott.